Exhibit 10.22.1
WAGE STRUCTURE CHANGE AGREEMENT
In Madrid on December 30, 2009
UNITED
On one hand Ms. Maria Elena Ross, NIE X-8039895-S, as the legal representative of the company Energy Recovery Iberia, S.L. (hereinafter “ERI”) with CIF B-84798347 and registered in Ctra Barajas 24 — 28108 Alcobendas (Madrid)
And on the other hand, with DNI 05406047-N (hereinafter “Employee”) acting in his own name and right, as an employee of the company Energy Recovery Iberia, S.L.
DECLARE
1.	That the employee provides professional services for Energy Recovery Iberia, S. L. since August 1, 2007.

2.	That the annual gross salary that the employee currently receives as consideration for his services is 253,000, — €, that its distribution in wage concepts is as reflected in the attached list (Annex I) and its payment according to contract.
The parties, by mutual agreement, confirm: i) That on October 1, 2009 ERI offered to their staff a private health insurance and life insurance as fringe benefits, to which the employee voluntarily acceded; ii) that according to company policy, monthly amounts of health insurance premiums will be shared betweeen both parties as follows; ERI will pay 70% and Employee pays 30% of the premium. In this case, the employee will also pay by his own choice the difference with his private premium “Mundi”; iii) that the premiums or contributions may change at any time, without previous notice being required.
The parties, taking into account the above,
AGREE
1.	That effectively 1st October 2009 the annual salary the employee receives at present suits in its distribution as detailed in the attached list (Annex II).

2.	The parties agree that all those working conditions that have not been amended as a result of this agreement will remain under the same terms as now, unless they are modified by law or agreement.

3.	In the event that, for whatever reason, one or more of the clauses of this Agreement should turn unenforceable in the future, only the clause in question will turn invalid, and the remainder of the agreement will remain fully applicable.
And in proof of compliance, this agreement is being signed in duplicate at the place and date indicated above.

Maria Elena Ross	Borja Sánches-Blanco Carvajal
Energy Recovery Iberia, S.L.	Employee
/s/ Maria Elena Ross	/s/ Borja S. Blanco